Filed Pursuant to Rule 433

Registration Statement No. 333-191801

Executive Summary

The following financial detail concerns Prime Meridian Holding Company’s subsidiary, Prime Meridian Bank.

	Ended 9 Months September 30 2014 vs September 30 2013
	9/30/2014	9/30/2013	Variance
	Actual	Actual	Dollar	Percent
Net Interest Margin
Earning Asset Yield	3.91%	3.98%	807,714	-0.07%
Cost of Funds	0.34%	0.44%	-37,323	-0.10%
Net Interest Spread	3.42%	3.40%	845,037	0.02%
Net Interest Margin	3.58%	3.56%	845,037	0.02%
Value of 1 basis point, annualized	20,336	17,229	3,108	18.04%

Income Summary
Net Interest Income	5,403,772	4,558,735	845,037	18.54%
Provision for Loan Losses	796,999	403,219	393,780	97.66%
Non-Interest Income	514,902	723,097	-208,196	-28.79%
Non-Interest Expense	4,357,177	3,537,059	820,118	23.19%

Earnings Before Taxes	764,498	1,341,554	-577,057	-43.01%
Income Tax Expense	247,808	469,751	-221,943	-47.25%

Net Income	516,690	871,803	-355,113	-40.73%

Balance Sheet
Assets	204,220,254	190,271,758	13,948,496	7.33%
Loans	145,763,718	117,404,405	28,359,314	24.16%
Earning Assets	194,403,543	181,931,344	12,472,198	6.86%
Deposits	181,982,466	168,008,255	13,974,211	8.32%
FHLB Advances & Other Borrowings	2,692,230	5,804,136	-3,111,905	-53.62%
Stockholders’ Equity	19,123,218	16,116,452	3,006,766	18.66%

Key Performance Ratios
Return on Average Assets	0.33%	0.65%		-0.32%
Return on Average Stockholders’ Equity	3.80%	7.21%		-3.41%
Efficiency Ratio	73.26%	66.73%		6.53%
Equity to Assets	9.36%	8.47%		0.89%
Loans/Deposits	80.10%	69.88%		10.22%
Loans/Deposits+FHLB	80.10%	69.88%		10.22%
Wholesale Deposits/ Total Deposits	0	0		0

Asset Quality
Allowance for Loan Losses	2,027,727	1,622,546	405,181	24.97%
Other Real Estate Owned	871,677	0	871,677	0
Allowance to Gross Loans	1.39%	1.38%		0.01%
Net Charge-offs/Average Loans	0.51%	0.03%		0.48%
NPA/Loans+OREO	0.60%	0		0.60%
Rated Assets/Stockholder’s Equity	0	0		0

LOAN PORTFOLIO BY COLLATERAL
		% of	% of Tier1		% of	% of Tier1		% of	% of Tier1
	9/30/2014	Portfolio	+ ALLL	8/31/2014	Portfolio	+ ALLL	7/31/2014	Portfolio	+ ALLL
Unsecured - Consumer	$1,934,006	1%	9%	$1,507,090	1%	7%	$1,559,456	1%	7%
Unsecured - Commercial	$4,630,683	3%	22%	$5,001,586	4%	23%	$4,943,600	4%	23%
Total Unsecured	$6,564,689	5%	31%	$6,508,676	5%	30%	$6,503,056	5%	31%
Vacant lots - Commercial	$1,757,606	1%	8%	$1,754,869	1%	8%	$1,751,553	1%	8%
Vacant lots - Residential	$2,615,752	2%	12%	$2,309,654	2%	11%	$1,932,428	1%	9%
Farmland	$414,887	0%	2%	$411,591	0%	2%	$413,014	0%	2%
Raw land	$804,317	1%	4%	$805,747	1%	4%	$808,983	1%	4%
Total Land and Lots	$5,592,562	4%	27%	$5,281,860	4%	25%	$4,905,978	4%	23%
Construction - Residential	$7,458,462	5%	35%	$7,192,527	5%	34%	$7,356,703	5%	35%
Construction - Commercial	$4,856,606	3%	23%	$4,038,884	3%	19%	$3,235,317	2%	15%
Total Construction Loans	$12,315,068	8%	58%	$11,231,411	8%	52%	$10,592,020	8%	50%
1-4 family - 1st REM - Owner-Occupied	$18,991,147	13%	90%	$17,941,437	13%	84%	$16,852,896	12%	79%
1-4 family - 2nd REM - Owner-Occupied	$3,386,680	2%	16%	$3,337,409	2%	16%	$3,192,856	2%	15%
1-4 family - 1st REM - Non-Owner Occupied	$12,470,506	9%	59%	$12,372,949	9%	58%	$11,907,167	9%	56%
1-4 family - 2nd REM - Non-Owner Occupied	$985,692	1%	5%	$991,630	1%	5%	$987,317	1%	5%
Total 1-4 family REM	$35,834,025	25%	170%	$34,643,426	25%	162%	$32,940,235	24%	155%
Multifamily	$12,932,727	9%	61%	$12,876,750	9%	60%	$12,920,875	9%	61%
Office - Owner Occupied	$9,367,768	6%	44%	$9,126,041	6%	43%	$8,826,416	6%	42%
Office - Non-Owner Occupied	$11,109,777	8%	53%	$10,396,785	7%	49%	$10,399,764	8%	49%
Retail - Owner Occupied	$4,418,665	3%	21%	$3,949,360	3%	18%	$3,962,604	3%	19%
Retail - Non-Owner Occupied	$8,458,815	6%	40%	$8,495,588	6%	40%	$8,529,974	6%	40%
Industrial/Warehouse - Owner-Occupied	$6,281,433	4%	30%	$6,305,067	4%	29%	$6,193,552	5%	29%
Industrial/Warehouse - Non-Owner Occupied	$908,371	1%	4%	$911,914	1%	4%	$915,442	1%	4%
Hotels/Motels	$2,896,532	2%	14%	$2,901,966	2%	14%	$2,907,379	2%	14%
Restaurants	$1,780,922	1%	8%	$2,155,917	2%	10%	$2,160,773	2%	10%
Other CRE - Owner Occupied	$2,381,684	2%	11%	$2,249,105	2%	11%	$2,187,597	2%	10%
Other CRE - Non-Owner Occupied	$1,253,064	1%	6%	$1,229,256	1%	6%	$1,153,514	1%	5%
Total Improved CRE	$61,789,758	42%	293%	$60,597,748	43%	283%	$60,157,889	44%	283%
CD - Consumer	$530,010	0%	3%	$580,733	0%	3%	$594,101	0%	3%
CD - Commercial	$1,015,959	1%	5%	$834,596	1%	4%	$535,052	0%	3%
Money Market/Stock/ Bonds/Securities	$1,712,270	1%	8%	$1,749,020	1%	8%	$1,792,128	1%	8%
CSV Life Insurance	$5,587,989	4%	27%	$5,571,760	4%	26%	$5,574,153	4%	26%
Total Liquid Secured	$8,846,228	6%	42%	$8,736,110	6%	41%	$8,495,434	6%	40%
A/R - Monitored	$369,198	0%	2%	$400,803	0%	2%	$402,385	0%	2%
A/R - Not Monitored	$605,922	0%	3%	$285,973	0%	1%	$425,032	0%	2%
FF&E/lnventory/Equipment	$3,093,736	2%	15%	$2,582,100	2%	12%	$2,321,084	2%	11%
Blanket lien on business assets	$8,502,071	6%	40%	$8,113,396	6%	38%	$8,282,626	6%	39%
Assignment of Note/Mortgage/Proceeds	$794,397	1%	4%	$929,815	1%	4%	$980,504	1%	5%
Total Secured by Business Assets	$13,365,323	9%	63%	$12,312,087	9%	58%	$12,411,632	9%	58%
Auto Vehicle - Consumer	$233,350	0%	1%	$263,070	0%	1%	$270,269	0%	1%
Auto Vehicle - Commercial	$831,713	1%	4%	$895,716	1%	4%	$721,567	1%	3%
Boat/Marine	$431,453	0%	2%	$438,574	0%	2%	$443,421	0%	2%
Total Auto/Marine	$1,496,516	1%	7%	$1,597,359	1%	7%	$1,435,257	1%	7%
Total Portfolio	$145,804,168	100%		$140,908,677	100%		$137,441,501	100%

Prime Meridian Bank	CRE Concentration Worksheet	September 2014

Prime Meridian Bank CRE Concentration Worksheet

As of Date: 9/30/2014

Using the most recent EOM “Total Risk Based Capital” figure.

Total Capital	$20,791,771

Total Portfolio	$145,804,168

				Exposure % of	Funded % of
Commercial Real Estate (CRE) Loans	Funded	Unfunded		Capital	Portfolio
Construction, Land Development, and Other Loans:	$17,907,630		$8,927,728	129.07%	12.28%
Multifamily:	12,932,727		499,833	64.61%	8.87%
Nonfarm Nonresidential:	48,857,031		$855,207	239.10%	33.51%
Less: Improved Owner-Occupied CRE	-23,774,033	-$	491,122	-116.71%	-114.34%

Total	$55,923,355		$9,791,645	316.06%	38.36%

Cumulative Total (including Residential Investment/Non-Owner Occupied)	69,364,556		10,530,848	384.26%	47.57%
Cumulative Total (including Owner Occupied CRE)	93,138,589		$11,021,970	500.97%	63.88%

Group 1 - Construction & Development Loans

			Exposure Amount	Funded % of
Loans Secured By:	Funded Amount	Unfunded Amount	as % of Capital	Portfolio
Raw land & Farm Land	1,219,203	764,361	9.54%	0.84%
Vacant lot - Residential	2,615,752	172,648	13.41%	1.79%
Vacant lot - Commercial	1,757,606	8,388	8.49%	1.21%
Commercial/ Residential:				0.00%
> Residential Construction - Non-Owner Occupied	6,128,141	3,258,049	45.14%	4.20%
> Residential Construction - Owner-Occupied	1,330,320	1,193,135	12.14%	0.91%
> Office - Non-Owner Occupied	0	0	0.00%	0.00%
> Office - Owner Occupied	1,449,188	1,006,086	0.00%	0.99%
> Retail - Non-Owner Occupied	2,731,094	2,390,086	24.63%	1.87%
> Retail - Owner Occupied	0	0	0.00%	0.00%
> Industrial & Warehouse - Owner Occupied	0	0	0.00%	0.00%
> Other CRE - Non-Owner Occupied	0	0	0.00%	0.00%
> Other CRE - Owner Occupied	676,324	134,976	0.00%	0.46%

Total	$17,907,630	$8,927,728	129.07%	12.28%

Group 2 - Existing Non-Owner Occupied CRE Loans

			Exposure Amount	Funded % of
Loans Secured By EXISTING:	Funded Amount	Unfunded Amount	as % of Capital	Portfolio
Office - Non-Owner Occupied	11,109,777	18,904	53.52%	53.43%
Retail - Non-Owner Occupied	8,458,815	0	40.68%	40.68%
Industrial & Warehouse - Non-Owner Occupied	908,371	0	4.37%	4.37%
Hotel/Motel	2,896,532	0	13.93%	13.93%
Restaurant	456,440	0	2.20%	2.20%
Multifamily	12,932,727	499,833	64.61%	62.20%
Other CRE - Non-Owner Occupied	1,253,064	345,180	7.69%	6.03%

Total	$38,015,725	$863,917	187.00%	26.07%

Grand Total - Groups 1 and 2	$55,923,355	$9,791,645	316.06%	38.36%

Group 3 - Improved Owner-Occupied CRE

Loans Secured By:	Funded Amount	Unfunded Amount	Exposure Amount as % of Capital	Funded % of Portfolio
Improved Office - Owner Occupied	9,367,768	124,000	45.65%	6.42%
Improved Retail - Owner Occupied	4,418,665	0	21.25%	3.03%
Improved - Industrial & Warehouse - Owner Occupied	6,281,433	117,012	4.39%	4.31%
Restaurant - Owner-Occupied	1,324,482	0	0.00%	0.91%
Other CRE - Owner Occupied	2,381,684	250,111	12.66%	1.63%

Total	$23,774,033	$491,122	116.71%	16.31%

Total Group 3*	$9,367,768	$18,843,373	135.68%	6.42%

COMMENTS:

Prepared By: Clint Weber

Asset Quality Ratio Analysis

Ratio	9/30/2014	8/31/2014	7/31/2014	6/30/2014	3/31/2014	12/31/2013	9/30/2013
Adversely Classified Loans / Total Loans	3.03%	3.61%	3.61%	3.73%	3.88%	2.61%	0.24%
Adversely Classified Assets / Total Assets	2.59%	2.44%	2.31%	2.43%	2.30%	1.55%	0.15%
Adversely Classified Loans / Tier 1 Capital + ALLL	20.99%	23.77%	23.34%	23.71%	23.98%	17.48%	1.60%
Adversely Classified Assets / Tier 1 Capital + ALLL	25.13%	23.77%	23.34%	23.71%	23.98%	17.48%	1.60%
Loans 30+ Days Past Due / Total Loans	0.08%	1.30%	1.13%	1.14%	0.03%	0.03%	0.00%
Nonperforming Loans / Total Loans	0.00%	1.00%	1.02%	1.05%	0.00%	0.00%	0.00%
Nonperforming Loans + TDRs / Total Loans	0.12%	1.10%	1.13%	1.16%	0.12%	0.20%	0.21%
Nonperforming Assets (with TDRs) / Total Assets	0.52%	0.75%	0.72%	0.75%	0.07%	0.12%	0.13%
Nonperforming Assets (w/o TDRs) / Total Assets	0.43%	0.67%	0.65%	0.68%	0.00%	0.00%	0.00%
ALLL / Total Loans	1.39%	1.74%	1.74%	1.75%	1.40%	1.41%	1.38%